Following is a Spanish translation of the press release issued on March 25, 2002 to be posted on the Shell Oil Products US web site:

ROYAL DUTCH SHELL SE CONVERTIRA EN EL LIDER EN LUBRICANTES CON LA ADQUISICION
                       DE PENNSOIL-QUAKER STATE COMPANY


     HOUSTON, 25 de marzo /PRNewswire/ -- Shell Oil Company, una empresa en propiedad del Royal Dutch / Shell Group, y Pennzoil-Quaker State Company (NYSE:
PZL) hoy anunciaron la firma de un acuerdo definitivo por el cual Shell Oil Company comprara Pennzoil-Quaker State Company al precio de $22,00 por accion, en una operacion en dinero efectivo.

     Paul Skinner, director administrativo de Royal Dutch / Shell Group of Companies y CEO de los negocios de Productos Petroleros del Grupo, senalo que "la combinacion de Shell y Pennzoil-Quaker State Company, que sera la compania independiente de lubricantes mas grande del mundo, convirtira a Shell en un lider en los Estados Unidos y en el mercado global de lubricantes. Ademas, consolida nuestros negocios de Productos Petroleros en EE.UU.

     "Esta transaccion, junto con los acuerdos previamente anunciados en Alemania con RWE DEA y en EE.UU. sobre las antiguas participaciones de Texaco en Equilon y Motiva, marca otro paso importante en la extension de nuestro sostenido y arrollador liderazgo fuera de los EE.UU. hacia una posicion global".

     La transaccion propuesta, que fuera aprobada por el directorio de Pennzoil-Quaker State Company, representa un sobreprecio del 42 por ciento con relacion al valor de $15,49 por accion de Pennzoil-Quaker State Company fijado al cierre de la Bolsa de Valores de Nueva York el 22 de marzo del 2002. La transaccion tiene un valor total patrimonial aproximado de $1.800 millones. Shell Oil Company asumira tambien la deuda pendiente de Pennzoil-Quaker State Company (deuda neta registrada a fines del 2001 = $1.100 millones).

     Segun los terminos de la transaccion, Shell Oil Company adquirira Pennzoil-Quaker State Company a traves de una operacion de fusion realizada en dinero efectivo. La concrecion de la transaccion esta sujeta a la aprobacion de los accionistas de Pennzoil-Quaker State Company y a las revisiones de rutina de agencias reguladoras en los Estados Unidos y en otras jurisdicciones pertinentes. Se estima que la operacion estara finalizada en el segundo semestre del 2002 y habra de acrecentar las utilidades y flujo de caja de Shell desde el primer ano integro despues de completarse la fusion.

     Rob Routs, presidente y CEO de Shell Oil Products US, dijo que "la anexion de Pennzoil(R) y Quaker State(R), las marcas numero uno y dos en el importante segmento de aceite para motores de automoviles en EE.UU., en ultima instancia habra de reemplazar con creces nuestro uso de la marca Havoline(R) y complementara la solidez de la marca Shell en lubricantes para motores diesel.

     "La combinacion de las redes e infraestructura de Shell con las marcas lideres de aceites para motores y la cartera de negocios adicionales de Pennzoil-Quaker State Company, tales como sus marcas de articulos para el cuidado del automovil y su extensa red de mas de 2.000 locales Jiffy Lube(R), habra de configurar una gran union estrategica que posicionara a Shell como lider en los negocios de lubricantes y cuidado del automovil. Asimismo, estimamos que los beneficios provenientes de la transaccion, antes de contabilizar impuestos, totalizaran aproximadamente $ 140 millones anuales para el ano 2004. Se calcula que los costos unicos de la transaccion y los costos para lograr estos beneficios seran de unos $100 millones".

     Jim Postl, CEO de Pennzoil-Quaker State Company, indico que "esta es una oportunidad unica para incrementar de inmediato el valor de Pennzoil-Quaker State para beneficio de todos los accionistas. Pennzoil-Quaker State se beneficiara en gran medida al formar parte de una empresa con el alcance geografico, la escala operacional, la amplitud de productos y servicios y los recursos financieros necesarios para competir en una industria en consolidacion. Esta transaccion transforma a la empresa combinada de Shell y Pennzoil-Quaker State Company, en una fuerte competidora en la industria de lubricantes y cuidado del automovil. Tengo muchas ganas de trabajar estrechamente con Shell para lograr la finalizacion en tiempo de esta transaccion y una integracion operacional sin complicaciones".

     Pennzoil-Quaker State Company habra de integrarse con la organizacion existente de lubricantes de Shell Oil Products US en los Estados Unidos y tendra su sede en el area de Houston, Texas.

     Shell Oil Products US es una compania lider en la comercializacion de combustibles, lubricantes, liquidos refrigerantes, servicios y soluciones para consumidores y business-to-business en los sectores de automotores, comercio e industria. Shell Oil Products US opera tambien refinerias y un sistema de oleoducto y terminal, y cuenta con una red de aproximadamente 9.000 estaciones de servicio que llevan su marca en la region Oeste de EE.UU. Shell Oil Products US posee ademas una participacion del 50% en Motiva Enterprises LLC, firma que refina y comercializa productos con su marca en 13.000 estaciones de servicio en Estados del Este y Sur de EE.UU.

     Shell Oil Company es una empresa afiliada del Royal Dutch / Shell Group of Companies (NYSE: RD). Para mas informacion, visite www.shell.com .

     Pennzoil-Quaker State Company es una compania lider en todo el mundo en productos de consumo para el automotor, que comercializa mas de 1.300 productos con 20 primeras marcas en mas de 90 paises. La empresa comercializa las marcas de aceite para motores Pennzoil y Quaker State, los aceites numero uno y dos en ventas en los Estados Unidos. Jiffy Lube(R), una subsidiaria totalmente propiedad de Pennzoil-Quaker State Company, es la operadora y otorgante de franquicias de lubricacion rapida mas grande del mundo.

     Informacion Legal Importante: Se exhorta a inversionistas y tenedores de acciones a leer la declaracion de representacion respecto de la transaccion propuesta, cuando aquella este disponible, debido a que la misma contiene informacion de importancia. La declaracion de representacion sera presentada ante la U.S. Securities and Exchange Commission por Pennzoil-Quaker State Company y los tenedores de acciones podran obtener una copia sin cargo de la declaracion de representacion cuando este disponible y de otros documentos presentados ante la SEC por Pennzoil-Quaker State Company, en el sitio Web de la
SEC: www.sec.gov . La declaracion de representacion y otros documentos presentados ante la SEC por Pennzoil-Quaker State Company, podran tambien obtenerse gratis mediante una solicitud en tal sentido a Pennzoil-Quaker State Company, 700 Milam, Houston, Texas, 77002. Los inversionistas pueden obtener una lista detallada de nombres, afiliaciones e intereses de participantes en la solicitacion de poderes de representacion de accionistas de Pennzoil-Quaker State Company para la aprobacion de la transaccion, a la siguiente direccion:
700 Milam, Houston, Texas, 77002.

     Este documento ha sido aprobado exclusivamente a los efectos de la seccion 21 Financial Services and Markets Act 2000 por Salomon Brothers International Limited, que opera como Schroder Salomon Smith Barney of Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB. Schroder Salomon Smith Barney actua unicamente a nombre de Shell Oil Company y de ninguna otra entidad en conexion con la transaccion y no sera responsable ante ninguna otra persona por facilitar las protecciones ofrecidas a clientes de Schroder Salomon Smith Barney o por proveer asesoramiento en relacion con la transaccion.

     Advertencia Respecto a Declaraciones de Proyeccion Futura: Este comunicado de prensa contiene ciertas "declaraciones de proyeccion futura" dentro del sentido del U.S. Private Securities Litigation Reform Act de 1995. Estas declaraciones estan basadas en las expectativas actuales del cuerpo directivo y estan naturalmente sujetas a incertidumbres y cambios en circunstancias. Los resultados reales pueden variar materialmente de las expectativas aqui contenidas. Las declaraciones de proyeccion futura aqui contenidas incluyen declaraciones acerca de la transaccion propuesta, resultados financieros y operativos futuros y beneficios de la fusion pendiente. Los siguientes factores, entre otros, podrian causar que los resultados reales difieran materialmente de aquellos aqui descritos: la no obtencion de ciertas aprobaciones reglamentarias; acciones por parte de gobiernos de EE.UU., gobiernos extranjeros y autoridades locales; el no lograr la cantidad necesaria de accionistas de Pennzoil-Quaker State Company que aprueben la transaccion propuesta, la inhabilidad de integrar con exito los negocios de Shell Oil Company y Pennzoil-Quaker State Company, los costos relacionados con la fusion, la inhabilidad de lograr sinergias que resulten en recortes de gastos a raiz de la fusion; cambios en tendencias de consumo o de mercado; el medio ambiente economico en general; litigios potenciales o reales que cuestionen la transaccion propuesta; y otros factores economicos, de negocios, competitivos y/o reguladores que afecten los negocios en general. Mas informacion en detalle acerca de ciertos factores de riesgo esta expuesta en el Formulario 20-F presentado por Royal Dutch Petroleum Company y The Shell Transport and Trading Company y en el Formulario 10-K presentado por Pennzoil-Quaker State Company, y otros documentos presentados o provistos a la SEC por Royal Dutch Petroleum Company y The Shell Transport and Trading Company y Pennzoil-Quaker State Company. Ni Shell Oil Company, ni Royal Dutch Petroleum Company o The Shell Transport and Trading Company ni tampoco Pennzoil-Quaker State Company tienen obligacion alguna (y cada una de ellas descarga expresamente cualquier obligacion al respecto) de actualizar o alterar sus declaraciones de proyeccion futura, ya sea como resultado de nueva informacion, eventos futuros o por otras razones.

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